Exhibit 99

FOR IMMEDIATE RELEASE

Contacts:	John Hulbert, Investors, (612) 761-6627
Lena Michaud, Target Communications, (612) 761-6796
Target Media Hotline, (612) 696-3400

Target Corporation to Acquire Interest in Canadian Real Estate from Zellers Inc., a Subsidiary of Hudson’s Bay Company, for C$1.825 Billion

Canadian Target Stores to Open Beginning in 2013

MINNEAPOLIS (Jan. 13, 2010) —Target Corporation (NYSE: TGT) announced today that it has agreed to pay C$1.825 billion to purchase from  Zellers Inc., a subsidiary of the Hudson’s Bay Company (HBC), the leasehold interests in up to 220 sites currently operated by Zellers Inc. This transaction will allow Target to open its first Target stores in Canada beginning in 2013.

“This transaction provides an outstanding opportunity for us to extend our Target brand, Target stores and superior shopping experience beyond the United States for the first time in our company’s history,” said Gregg Steinhafel, chairman, president and chief executive officer of Target Corporation. “We are very excited to bring our broad assortment of unique, high-quality merchandise at exceptional values and our convenient shopping environment to Canadian guests coast-to-coast. We believe our investment in these leases will strengthen the surrounding communities as well as create strategic and financial value for Target stakeholders.”

Transaction Details

Target has agreed to pay Zellers Inc. C$1.825 billion, in two equal payments of C$912.5 million, to acquire the leasehold interests in up to 220 sites currently operated by Zellers Inc. These payments are expected to be made in May and September of 2011. Zellers Inc. will sublease these sites from Target and continue to operate them under the Zellers banner for a period of time.

Target Acquires Canadian Real Estate from Zellers

Target expects to open 100 to 150 Target stores throughout Canada in 2013 and 2014. The financial returns on these stores are expected to be in line with returns on new Target stores in the United States, resulting in dilution to earnings prior to store openings followed by accretion to earnings in the first full year of store operations. These stores will provide a strong, initial foundation for a more robust Target presence in Canada over time.

Canadian Economic Impact

Target is excited about the Canadian workforce and expects to create thousands of jobs for Canadians in the coming years through store renovations, expansions and new construction as well as subsequent store operations. Target will initially create opportunities in the construction industry as it seeks to ensure that each location delivers a Target-brand shopping experience. Target expects that renovation of leased sites will result in an aggregate investment of more than C$1 billion. Once remodeled and open, tens of thousands of jobs will be created to operate the new Target stores. A typical Target store in the United States employs approximately 150 to 200 team members.

Target has always believed in strengthening the communities where it does business. Its commitment to donate 5 percent of its income began more than sixty years ago and extends to each new community it enters. Today, Target gives about US$175 million annually, or more than US$3 million a week, to support programs that improve the lives of Target guests, team members and communities.  As the company expands its presence in Canada, it will also extend its 5 percent commitment, long history of being a good neighbor and active engagement with local and national partners to help build safer and healthier communities across the country.

Target Credit Card Receivables

Target also announced today that it intends to actively pursue the sale of its credit card receivables portfolio, which totaled US$6.7 billion as of October 30, 2010. First Annapolis has been engaged to advise Target in this process.

Target Acquires Canadian Real Estate from Zellers

Target believes that improved portfolio performance, the successful launch of its REDcard Rewards program, and conditions of the capital markets create an attractive opportunity to engage interested parties regarding a possible sale of these assets. In addition to an appropriate financial arrangement, Target intends to execute a transaction in which it would retain operational control of its strategically important financial services business, including its deep integration with Target’s retail operations. Additionally, a transaction would be expressly designed to have minimal impact on Target’s guests or the Target team members who provide financial products and services to them.

Target intends to execute a transaction only if appropriate strategic and financial conditions are met. Any proceeds to Target resulting from a potential transaction would be net of existing third party interests in the portfolio.

Forward-Looking Statements

The statements on the expected earnings impact resulting from the HBC transaction, the number and timing of Target store openings in Canada, the expected capital expenditures associated with any store openings and the nature of a potential credit card receivables sale are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements speak only as of the date they are made and are subject to risks and uncertainties which could cause the company’s actual results to differ materially.  The most important risks and uncertainties  include: (i) the risk that the transaction may not close on the expected timeline; (ii) the risk that the new stores may not be integrated successfully or that the integration may be more costly than expected; (iii) the risk of expansion into a country where we have not previously had retail operations; and (iv)  the risks described in the Risk Factors sections of the company’s Form 10-K for the fiscal year ended January 30, 2010 and the Form 10-Q for the fiscal quarter ended July 31, 2010.

Target Acquires Canadian Real Estate from Zellers

About Target

Minneapolis-based Target Corporation (NYSE:TGT) serves guests at 1,752 stores in 49 states within the U.S. and at Target.com. In addition, the company operates a credit card segment that offers branded proprietary credit card products. Since 1946, Target has given 5 percent of its income through community grants and programs; today, that giving equals more than US$3 million a week. For more information about Target’s commitment to corporate responsibility, visit Target.com/hereforgood.

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